Exhibit 99.1

Pulmatrix, Inc. Announces 1-for-20 Reverse Stock Split

LEXINGTON, Mass., February 24, 2022 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (NASDAQ: PULM) a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today announced a 1-for-20 reverse split of its common stock, to be effective as of 4:05 p.m. Eastern Time on February 28, 2022. The Company’s common stock is expected to trade on the Nasdaq Capital Market on a split-adjusted-basis when the market opens on March 1, 2022.

At the special meeting of stockholders held on February 10, 2022, the Company’s stockholders authorized the Board of Directors (the “Board”) to amend the Amended and Restated Certificate of Incorporation of the Company to effect a reverse stock split at a ratio in the range of 1-for-2 to 1-for-20, with the ratio within such range to be determined at the discretion of the Board and included in a public announcement. On February 15, 2022, the Board approved the implementation of the reverse stock split at a ratio of 1-for-20 (the “Reverse Split”) with the timing described above, which will reduce the number of outstanding shares of the Company’s common stock from approximately 65,965,730 million shares to 3,298,301 million shares. The number of authorized shares of the Company’s common stock will remain at 200,000,000. No fractional shares will be issued following the Reverse Split.

Upon effectiveness, the Reverse Split will cause a reduction in the number of shares of common stock outstanding and issuable upon the conversion of the Company’s outstanding shares of preferred stock and the exercise of its outstanding stock options and warrants in proportion to the ratio of the Reverse Split and will cause a proportionate increase in the conversion and exercise prices of such preferred stock, stock options and warrants. The number of shares of common stock issuable upon exercise or vesting of outstanding stock options and warrants will be appropriately adjusted to give effect to the Reverse Split.

The Company’s common stock will continue to trade on the Nasdaq Capital Market under the symbol “PULM.” The new CUSIP number for the common stock following the Reverse Split is 74584P301.

VStock Transfer, LLC, the Company’s transfer agent, will be acting as exchange agent for the Reverse Split. Registered stockholders holding their shares of common stock in book-entry or through a bank, broker or other nominee form will have their positions automatically adjusted to reflect the Reverse Split and do not need to take any action in connection with the Reverse Split, subject to brokers’ particular processes. For those stockholders holding physical stock certificates, VStock Transfer, LLC will send instructions for exchanging those certificates for new certificates representing the post-split number of shares. VStock Transfer, LLC can be reached at (212) 828-8436.

The Company is completing the Reverse Split in order to increase the trading price of its common stock to meet the minimum per share bid price requirement for continued listing on The Nasdaq Capital Market. The Company believes increasing the trading price of its common stock may make its common stock more attractive to a broader range of investors. Accordingly, the Company believes that the Reverse Split is in its stockholders’ best interests.

Additional information about the Reverse Split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on December 30, 2021, a copy of which is also available at www.sec.gov or at www.pulmatrix.com under the SEC Filings tab located on the Investors page.

About Pulmatrix

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (COPD), and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and statements regarding the Reverse Split and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the effect that the Reverse Split may have on the price of our common stock; current conditions such as the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; routine operating factors such as delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection; and, Company-specific factors such as the outcome of the Company’s dispute with Cipla regarding the continued development of Pulmazole. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent annual report on Form 10-K, as amended, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA
212.915.2564
tim@lifesciadvisors.com